Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Herbalife Ltd.:
We consent to the incorporation by reference in the registration statements (Nos. 333-149922, 333-129885, 333-122871, and 333-116335) on Form S-8 of Herbalife, Ltd. of our reports dated February 24, 2009, with respect to the consolidated balance sheets of Herbalife Ltd. as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Herbalife Ltd.
Our report with respect to the consolidated balance sheets of Herbalife Ltd. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, refers to the adoption of Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment, on January 1, 2006, the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007, and the adoption of SFAS No. 157, Fair Value Measurements, on January 1, 2008.
/s/ KPMG LLP
Los Angeles, California
February 24, 2009